Exhibit 4.6

FIRST AMENDMENT TO

ATARA BIOTHERAPEUTICS, INC.

2024 EQUITY INCENTIVE PLAN

WHEREAS, Atara Biotherapeutics, Inc. (the “Company”) has heretofore adopted the Atara Biotherapeutics, Inc. 2024 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan to increase the number of shares of common stock of the Company, par value $0.0001 per share, available for issuance under the Plan.

NOW, THEREFORE, the Plan shall be amended, effective as the date on which the stockholders of the Company approve such amendment at the 2026 Annual Meeting of Stockholders, as follows:

1. Section 3(a)(i) of the Plan is hereby amended in its entirety to read as follows:

Subject to Section 9(a) relating to Capitalization Adjustments, the number of shares of Common Stock that shall initially be available for all awards under this Plan, other than Substitute Awards, shall be 676,000 shares (the “Share Reserve”).

2. Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company, acting pursuant to authority granted to the officer by the Board of Directors of the Company, has executed this instrument on this 12th day of June, 2026.

ATARA BIOTHERAPEUTICS, INC.

By:	/s/ AnhCo Nguyen
	Name:	AnhCo Nguyen
	Title:	President & Chief Executive Officer